Exhibit 4.2

TEXTRON INC.

OFFICERS' CERTIFICATE
Pursuant to Section 3.1 of the Indenture

Textron Inc., a Delaware corporation ("Textron"), hereby certifies, through its Vice President and Treasurer, Mary F. Lovejoy, and its Assistant Secretary, Ann T. Willaman, pursuant to Section 3.1 of the Indenture, dated as of September 10, 1999 (the "Indenture"), between Textron and The Bank of New York Trust Company, N.A. (as successor trustee to The Bank of New York), as Trustee, as follows:

1. Pursuant to authority delegated by Textron's Board of Directors on February 25, 2004 and December 8, 2004 to the Vice President and Treasurer of Textron and the written action of Mary F. Lovejoy, Vice President and Treasurer of Textron, dated March 2, 2005, Textron has created a series of senior debt securities of Textron, designated as the 3.875% Notes due March 11, 2013 (the "Notes"), to be issued under the Indenture, and authorized the sale of up to €300,000,000 aggregate principal amount of the Notes.

2. The terms of the Notes as authorized and determined by written action of Mary F. Lovejoy, Vice President and Treasurer of Textron, dated March 2, 2005, are as follows:

(a) The title of the Notes shall be "3.875% Notes due March 11, 2013," with an ISIN number of XS0214328493 and a common code of 021432849.

(b) The Notes shall be issued under the Indenture.

(c) The principal of the Notes shall be payable in euro on March 11, 2013.

(d) The Notes shall bear interest at an annual rate of 3.875% from March 11, 2005, payable annually in arrears on March 11 of each year (the "Interest Payment Dates"), commencing March 11, 2006 until the principal of the Notes is paid or made available for payment (subject to paragraph (m) hereof). Interest on the Notes shall accrue from March 11, 2005. The interest so payable shall be paid to the persons in whose name the Notes are registered at the close of business on the February 15 (whether or not a Business Day) next preceding such March 11 (the "Regular Record Dates"). "Business Day" shall mean any day, other than a Saturday or Sunday, that (i) is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York or London and (ii) is a day on which the TARGET System operates. "TARGET System" shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer system.

Interest shall be paid in euro. Interest on the Notes will be computed on the basis of an Actual/Actual (ISMA) day fraction basis. "Actual/Actual (ISMA)" means that interest on the Notes will be calculated on the basis of (i) the actual number of days in the period from and including the last Interest Payment Date (or the issue date of the Notes with respect to the first Interest Payment Date) to but excluding the Interest Payment Date on which the interest payment falls due divided by (ii) the product of (x) the actual number of days in the period from and including the last Interest Payment Date (or the issue date of the Notes with respect to the first Interest Payment Date) to but excluding the Interest Payment Date on which the interest payment falls due and (y) the number of Interest Payment Dates per year.

(e) The Notes shall be issued in denominations of €50,000 and integral multiples of €50,000.

(f) Payment of the principal of and premium, if any, and interest on the Notes shall be made (i) at the principal corporate trust office of the Trustee, which will be the U.S. paying agent, in the Borough of Manhattan, The City of New York, New York, presently located at 101 Barclay Street, New York, New York 10286, and (ii) for so long as the Notes are listed on the Irish Stock Exchange, at the main office of AIB/BNY Fund Management (Ireland) Limited, which will be the Irish paying agent in Dublin, Ireland; provided that, at the option of Textron, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register for the Notes.

(g) The Notes shall be redeemable pursuant to Sections 2 and 3(b) of the Global Securities (as defined in the Indenture) in the form attached as Exhibit A. The notice of redemption of the Notes may summarize the method by which the redemption price will be determined rather than state the actual dollar amount.

(h) The Notes shall not be subject to any optional or mandatory sinking fund.

(i) The Notes shall be issued only in registered form without coupons.

(j) The Notes shall be issuable in definitive form as prescribed by the Indenture.

(k) The Notes shall be represented by one or more Global Securities in the form attached as Exhibit A.

(l) Textron shall be required to pay additional amounts on the Notes pursuant to Section 3(a) of the Global Securities in the form attached as Exhibit A, subject to redemption at Textron's option pursuant to Section 3(b) thereof as provided in paragraph (g) hereof.

(m) Without notice to or consent of any holder of Notes, Textron may, from time to time and at any time, issue and sell additional Notes of the same series and with the same terms and conditions as set forth above (or the same terms and conditions except for the payment of interest accruing prior to the issue date of the additional Notes or except for the first payment of interest following the issue date of the additional Notes).

(n) The Trustee shall be the registrar, transfer agent and U.S. paying agent for the Notes. AIB/BNY Fund Management (Ireland) Limited shall be the Irish paying agent for the Notes. The Trustee shall select an Authenticating Agent (as defined in the Indenture); and the register for the Notes shall be kept, and notices and demands to or upon Textron in respect of the Notes and the Indenture may be served, at the principal corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, New York.

Terms capitalized herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, Textron Inc., through the undersigned officers, signed this certificate and affixed the corporate seal of Textron Inc.

Dated: March 11, 2005

TEXTRON INC.

Name: Mary F. Lovejoy
Title: Vice President and Treasurer

Name: Ann T. Willaman
Title: Assistant Secretary